UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 26, 2009

UNITED FINANCIAL BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52947	74-3242562
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

95 Elm Street, West Springfield, Massachusetts		01089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (413) 787-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

United Financial Bancorp, Inc. (“United”) announced on May 26, 2009, that it has delivered a second Superior Proposal letter to the Board of Directors of CNB Financial Corp. (“CNB”) to acquire CNB and its subsidiary Commonwealth National Bank, headquartered in Worcester, MA for $10.25 per share, an increase of $.25 per share from United’s previous offer dated May 12, 2009.  The remaining terms of the initial proposal submitted to CNB remain in effect, except that the revised proposal will expire at noon on June 1, 2009.  Under the terms of the revised proposal, the transaction would be valued at approximately $23.4 million in the aggregate based on 2,283,208 CNB shares outstanding.  United’s letter outlines the reasons why the Company’s offer remains superior to the enhanced Berkshire Hills proposal and also addresses several  issues raised in the joint press release issued by CNB and Berkshire Hills on May 21, 2009.

A copy of United’s Press Release and letter are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference. The description of the letter and the transactions contemplated thereby are not complete and are qualified in their entirety by reference to the letter.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
Exhibit 99.1	Press Release, dated May 26, 2009, entitled “United Financial Bancorp, Inc. Increases Offer to $10.25 per share to Acquire CNB Financial Corp. of Worcester, MA.”
Exhibit 99.2	Letter to CNB Financial Corp. dated May 26, 2009.

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Press Release, dated May 26, 2009, entitled “United Financial Bancorp, Inc. Increases Offer to $10.25 per share to Acquire CNB Financial Corp. of Worcester, MA.”
Exhibit 99.2	Letter to CNB Financial Corp. dated May 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED FINANCIAL BANCORP, INC.

DATE: May 27, 2009	By:	/s/ Richard B. Collins
Richard B. Collins
President and Chief Executive Officer